FOR IMMEDIATE RELEASE

FDA CLEARS ISORAY’S LIQUID CESIUM (CESITREX)™ FOR USE WITH GLIASITE® IN TREATING GLIOBLASTOMAS AND METASTATIC BRAIN CANCERS

Richland, WA (January 7, 2014) - - IsoRay Inc. (NYSE MKT: ISR) (www.isoray.com), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications, announced today that the FDA has cleared liquid cesium for use in IsoRay’s GliaSite® radiation therapy system, a balloon catheter device used to treat certain brain cancers.

IsoRay CEO Dwight Babcock noted, "Liquid cesium is IsoRay’s newest innovation and offers a number of advantages in the treatment of brain cancers. Cesium-131’s short half-life and energy provide a specified dose of liquid radiation source that is placed using the GliaSite® radiation therapy system in the areas most likely to contain cancer cells after surgery for brain tumor removal. This form of radiation is less likely to damage healthy brain tissue than other alternatives and the ability for the tumor to recur is greatly diminished, improving patient survival and quality of life. Liquid cesium can also be used jointly with chemotherapy and external radiation. We are making a difference in thousands of lives by providing new ideas and solutions in the battle against cancer and we believe Cesium-131 is the isotope of the future.”

IsoRay’s Cesium-131 in liquid form, used with the GliaSite® radiation therapy system, as well as our sutured seeds and seeded mesh products, each provide physicians the ability to directly place a specified dosage of radiation in areas where cancer is most likely to remain after completion of brain tumor removal. The ability to precisely place a specified dose of radiation means there is less likelihood for damage to occur to healthy brain and lung tissue as well as critical structures compared to other alternative treatments. IsoRay’s cancer fighting products reduce the ability of the tumor to recur, which means important benefits for patients in longevity as well as quality of life.

IsoRay is the exclusive manufacturer of Cesium-131. Cesium-131 is the first new isotope to be available in seed form and now in liquid for brachytherapy in approximately 20 years. Cesium-131 allows for the precise treatment of many different cancers because of its unrivaled blend of high energy and its 9.7 day half-life (its unequaled speed in giving off therapeutic radiation). IsoRay’s products are currently used for the treatment of brain, head and neck, lung, prostate and gynecological cancers.

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About IsoRay
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of GliaSite® and Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter@isoray.

Contact:

IsoRay Medical

(509) 375-1202

Info@Isoray.com

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 products and their various delivery formats, the advantages of the GliaSite® radiation therapy system, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether the use of GliaSite® or Cesium-131 will increase or continue, whether future studies of treatment of various cancers using our products will have favorable results, whether clinical results achieved with treatment using Cesium-131 in the GliaSite® radiation therapy system will be favorable,, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, patient results achieved with Cesium-131 and the Gliasite® delivery system, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use Cesium-131 in its various forms as well as our other products in the U.S. and internationally, continued compliance with ISO standards as audited by BSI, and other risks detailed from time to time in IsoRay's reports filed with the SEC.